Exhibit 4.1

CARLISLE COMPANIES INCORPORATED

and

U.S. BANK NATIONAL ASSOCIATION
as Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of February 28, 2020

FOURTH SUPPLEMENTAL INDENTURE, dated as of February 28, 2020 (this “Supplemental Indenture”), between CARLISLE COMPANIES INCORPORATED, a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor to State Street Bank and Trust Company, as successor to Fleet National Bank), a national banking association in its capacity as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and Fleet National Bank (with the Trustee as its successor) previously entered into an indenture, dated as of January 15, 1997 (as supplemented by the First Supplemental Indenture, dated as of August 18, 2006, the Second Supplemental Indenture, dated as of December 9, 2010 and the Third Supplemental Indenture, dated as of November 20, 2012, the “Indenture”) providing for the issuance from time to time of one or more series of senior debt securities of the Company;

WHEREAS, Section 901 of the Indenture provides that the Company and the Trustee may enter into a supplemental indenture to, among other things, establish the form or terms of any series of Securities as permitted by Sections 201 and 301 of the Indenture;

WHEREAS, the Company desires to issue $750,000,000 aggregate principal amount of 2.750% Senior Notes due 2030 (the “Notes”) and to, among other things, establish the form and terms of the Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company and the Trustee, in accordance with its terms, and a valid and legally binding amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article One
AMENDMENTS

Section 101          The changes, modifications and supplements to the Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders and the obligations of the Company with respect to), the Notes, which may be issued from time to time, and shall not apply to any other securities that may be issued under the Indenture (or govern the rights of the Holders or the obligations of the Company with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall, with respect to the Notes, supersede any corresponding provisions in the Indenture. Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Indenture shall apply to the Notes and govern the rights of the Holders of the Securities and the obligations of the Company and the Trustee with respect thereto.

Section 102         The Company hereby makes the following amendments to the Indenture, applicable only to the Notes:

(a)         The definition of “Officers’ Certificate” in Section 101 is hereby deleted and replaced in its entirety by the following: “Officer’s Certificate” means a certificate signed by the Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, a Vice President, the Treasurer, an Assistant Treasurer, the Secretary, an Assistant Secretary, the Controller or any Assistant Controller, in each case, of the Company and delivered to the Trustee. Each such Officer’s Certificate shall include the statements required by Section 102 of the Indenture.” Any reference in the Indenture to an “Officers’ Certificate” shall refer to an “Officer’s Certificate”.

(b)         Section 501(5) of the Indenture is hereby amended by replacing the reference to “$20,000,000” with “75,000,000”.

(c)         Section 704 of the Indenture is hereby amended by adding the following provision immediately following subsection (3): “Notwithstanding anything to the contrary herein, any requirement to file with the Trustee reports and the other information required by this Section 704 shall be deemed satisfied to the extent the Company has filed such reports and other information with the Commission.”

(d)         Section 1004 of the Indenture is hereby amended by deleting the two paragraphs therein in their entirety and replacing them with the following:

“The Company agrees for the benefit of Holders of Senior Securities only, that unless otherwise provided herein, the Company will not itself, and will not permit any Subsidiary to, create, incur, issue, assume or guarantee any Debt secured after the date of the Indenture by pledge of, or mortgage or other lien (“Mortgage”) on, any Principal Property of the Company or any Significant Subsidiary, or any shares of stock or Debt of any Significant Subsidiary without effectively providing that the Senior Securities of all series issued pursuant to the Indenture (together with, if the Company shall so determine, any other Debt of the Company or such Significant Subsidiary then existing or thereafter created which is not subordinate to the Senior Securities) shall be secured equally and ratably with (or, at the option of the Company, prior to) such secured Debt, so long as such secured Debt shall be so secured.

This restriction does not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by: (i) Mortgages existing on the date of the first issuance of Securities under this Indenture; (ii) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Significant Subsidiary; (iii) Mortgages in favor of the Company or any Significant Subsidiary; (iv) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any State thereof, or in favor of any other country, or any political subdivision thereof, to secure partial, progress, advance or other payments pursuant to any contract or statute; (v) Mortgages on any real or personal property existing at the time of acquisition thereof or created within one year of such acquisition; (vi) Mortgages to secure Debt incurred for the purpose of financing all or any part of the purchase price or the cost or construction or improvement of the property subject to such Mortgage, provided, however, that (a) the principal amount of any Debt secured by such Mortgage does not exceed 100% of such purchase price or cost and (b) such Mortgage does not extend to or cover any other property other than such item or property and any improvements on such item; (vii) Mortgages securing industrial revenue, development or similar bonds; (viii) Mortgages created in connection with a project financed, or assets acquired, with, and created to secure any Nonrecourse Obligations; (ix) Mortgages securing indebtedness, the principal amount of which when aggregated with all Attributable Debt of the Company and its Significant Subsidiaries in respect of sale and leaseback transactions (as defined in Section 1005) does not exceed 15% of Consolidated Net Tangible Assets; (x) any extension, renewal, refunding or replacement (or successive extensions, renewals, refundings or replacements), as a whole or in part, of any Mortgage referred to in the foregoing clauses (i) to (ix), inclusive; provided, however, that (a) such extension, renewal, refunding or replacement Mortgage shall be limited to all or a part of the same property, shares of stock or Debt that secured the Mortgage extended, renewed, refunded or replaced (plus improvements on such property) and (b) the Debt secured by such Mortgage at such time is not increased.”

(e)         Section 1005 of the Indenture is hereby amended by replacing the reference to “10% of Consolidated Net Tangible Assets” with “15% of Consolidated Net Tangible Assets”.

(f)         The first sentence of Section 1104 of the Indenture is hereby amended by replacing “not less than 30 nor more than 60 days prior to the Redemption Date” with “not less than 15 days nor more than 60 days prior to the Redemption Date”.

(g)        Section 1104 of the Indenture is hereby amended by adding the following after the last sentence of Section 1104: “At the Company’s option, a notice of redemption may be conditioned on the satisfaction of one or more conditions specified therein.”

Section 103        The Company hereby makes the following supplements to the Indenture, applicable only to the Notes:

(a)        Definitions.

(i)                 “Capital Stock” means (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(ii)                 “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and the Company’s subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Company or one of the Company’s subsidiaries; (2) the adoption of a plan relating to a liquidation or dissolution of the Company; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (as defined below) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock.

(iii)                “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

(iv)                “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

(v)                 “Moody’s” means Moody’s Investors Service, Inc.

(vi)                “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

(vii)               “Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

(viii)              “Rating Event” means (1) to the extent the Notes were rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period (as defined below) and the ratings of the Notes are downgraded by either or both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies) (the “Relevant Period”) such that the rating of the Notes by each of the Rating Agencies at the end of the Relevant Period is below an Investment Grade Rating, which downgrading is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (as evidenced by a public statement by the Rating Agency or Rating Agencies that downgraded the Notes) or (2) to the extent the Notes were not rated with an Investment Grade Rating by either of the Rating Agencies at the commencement of the Relevant Period, the Notes continue to be rated at a level below an Investment Grade Rating by each of the Rating Agencies at the end of the Relevant Period.

(ix)                 “S&P” means Standard & Poor’s Ratings Services, a division of S&P Global, Inc.

(x)                  “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

(b)          Change of Control.

(i)                 Upon the occurrence of a Change of Control Triggering Event, the Company shall notify the Trustee, and make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Securities of such series at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall, or shall cause the Trustee to, mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and stating: (1) that the Change of Control Offer is being made pursuant to the terms of this Supplemental Indenture and that all Securities of such series properly tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be no earlier than 15 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any Security of such series not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Securities of such series accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that Holders electing to have any Securities of such series, with the form entitled “Option of Holder to Elect Purchase” attached as Exhibit 1 to the Security completed, purchased pursuant to a Change of Control Offer will be required to surrender such Securities to the Trustee or paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date; (6) that Holders will be entitled to withdraw their election if the Trustee or paying agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Securities of such series delivered for purchase, and a statement that such Holder is withdrawing his election to have such Securities purchased; and (7) that Holders whose Securities of such series are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 thereof. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities of such series in connection with a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph or the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph or the Indenture by virtue of such conflict. On the Change of Control Payment Date, the Company shall, to the extent lawful: (1) accept for payment all Securities of such series or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Trustee or paying agent an amount equal to the Change of Control Payment in respect of all Securities of such series or portions thereof properly tendered and (3) deliver or cause to be delivered to the Trustee the Securities of such series properly accepted together with an Officer’s Certificate stating the aggregate principal amount of such Securities or portions thereof being purchased by the Company. The paying agent shall promptly mail to each Holder of Securities of such series properly tendered the Change of Control Payment for such Securities, and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered by such Holder, if any; provided, that each such new Security shall be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third Person makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this paragraph and all other provisions of the Indenture applicable to a Change of Control Offer made by the Company and purchases all Securities of this series properly tendered and not withdrawn under such Change of Control Offer.

Article Two
MISCELLANEOUS PROVISIONS

Section 201          All capitalized terms used herein which are not defined herein shall have the meanings assigned to them in the Indenture.

Section 202          This Supplemental Indenture shall be effective as of the date first above written.

Section 203          This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 204          This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same Supplemental Indenture.

Section 205          The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein (other than those made expressly by the Trustee) are deemed to be those of the Company and not of the Trustee.

Section 206          Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Supplemental Indenture to be made upon, given or furnished to, or filed with:

(a)          the Trustee by the Company shall be sufficient for every purpose herein if made, given, furnished or filed in writing to or with the Trustee at US Bank Corporate Trust Services, 225 Asylum Street, 23rd Floor, Hartford, CT 06103, or at any other address subsequently furnished in writing to the Company by the Trustee; or

(b)          the Company by the Trustee shall be sufficient for every purpose herein if in writing and mailed, first-class postage prepaid, to the Company addressed to it at Carlisle Companies Incorporated, 16430 North Scottsdale Road, Suite 400, Scottsdale, AZ 85254, Attention: Treasurer, or at any other address subsequently furnished in writing to the Trustee by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, as of the day and year first written above.

CARLISLE COMPANIES INCORPORATED

By:	/s/ Robert M. Roche
Name:	Robert M. Roche
Title:	Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Keith Henselen
Name:	Keith Henselen
Title:	Vice President